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SPECIMEN

See Reverse for Certain Definitions

Incorporated under the laws of the State of Florida

Technology Applications International Corporation

Total Authorized Issue
300,000,000 Shares $.001 Par Value
Common Stock

This is to certify that SPECIMEN is the owner of

_______________ *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.*

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated SPECIMEN


Technology Applications International Corporation
CORPORATE
SEAL
2009
Florida

Secretary

President